Exhibit 99.1

Orient Paper Receives Audit Opinion with Going Concern Qualification

BAODING, China, April 3, 2017 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced that its independent registered public accounting firm included a going concern qualification in its audit opinion relating to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2016, which were included in the Company's Annual Report on Form 10-K filed on March 22, 2017 with the Securities and Exchange Commission.

This announcement is made pursuant to NYSE MKT LLC Company Guide Section 610(b), which requires a public announcement of the receipt of an audit opinion containing a going concern qualification. This announcement does not represent any change or amendment to the Company's audited financial statements or to its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

About Orient Paper, Inc.

Orient Paper is a leading paper manufacturer in North China. Using recycled paper as its primary raw material (with the exception of its digital photo paper and tissue paper products), Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper, and other paper products, including tissue paper products.

With its production based in Baoding and Xingtai, cities in Hebei Province in North China, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol “ONP” since December 2009. For more information about the Company, please visit http://www.orientpaperinc.com, or contact:

Company Contact:

Orient Paper, Inc.

Email: ir@orientpaperinc.com

Investor Relations:

Tony Tian, CFA

Weitian Group LLC

Email: tony.tian@weitian-ir.com

Phone: +1-732-910-9692